Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)395-2215 or (203)222-9013

NAUTILUS, INC. FOURTH QUARTER 2005 NET SALES RISE 7 PERCENT;

EARNINGS IN LINE WITH PRE-ANNOUNCEMENT

VANCOUVER, Wash. – (February 3, 2006) –Nautilus, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the three months ended December 31, 2005.

Net sales for the three months ended December 31, 2005, were $181.3 million compared to $169.6 million for the corresponding period last year, up 6.9 percent. Net income for the quarter was $2.8 million, or $0.08 per diluted share, down from $14.2 million, or $0.42 per share, for the fourth quarter of 2004. For the fiscal year ended December 31, 2005, the Company generated $630.6 million in net sales and diluted earnings of $0.70 per share.

“I am very disappointed in our fourth quarter performance,” said Gregg Hammann, Chairman and Chief Executive Officer. “This team has performed well the previous nine quarters delivering upon our guidance each quarter. However, during the fourth quarter our manufacturing and go-to-market processes were not able to manage the introduction of six new products during the busy holiday season. This operational issue accounted for the majority of our revenue shortfall.

“Our team has identified the causes of these operational issues, and we are focused on correcting these processes during the first half of 2006. Four of the six innovative products are now in full market launch, and we are completing refinements on the additional two products. We are making a number of improvements in our manufacturing and go-to-market process, including the requirement of on-site sub-supplier inspections for each new product going forward. We are also working closely with key suppliers to move more of our work upstream to free capacity in our distribution centers and manufacturing plants. Examples of this work include moving master-packing to our suppliers, working cross dock activities, and initiating direct-to-customer shipments from suppliers versus through our distribution network.

“Our 2006 growth and performance will be driven by leveraging our industry-leading pipeline of innovative products, expanding assortments with existing partners, and achieving growth in every business channel again in 2006. Our manufacturing and operations teams are being supported by a global sourcing team to assure we are achieving operating improvement, and by a companywide initiative focused on quality, customer service, and cost takeout.”

For the first quarter of 2006, the Company estimates that net sales will be in the $180-185 million range, with expected earnings of $0.14 to $0.18 per diluted share, including an estimated $0.02 per share charge for stock option expensing as required by FAS 123(R) in 2006.

The Company reported that it repurchased approximately 638,000 shares of stock during the fourth quarter 2005. For the full year, the Company purchased 831,000 shares at an average price of $18.82 for an investment of $15.6 million. It has a three-year authorization of $100 million that began in 2005.

In addition, the Company announced that its Board of Directors declared a regular quarterly dividend of $0.10 per common share, payable March 10, 2006, to stockholders of record as of February 20, 2006.

The fourth quarter 2005 conference call is scheduled for 5 p.m. EST (2 p.m. PST) February 3, 2006. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call 800-729-5806 from anywhere in North America, and 212-676-4919 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Bill Meadowcroft, Chief Financial Officer; and Tim Hawkins, Chief Customer Officer and Chief Marketing Officer.

A telephonic playback will be available from 7:00 p.m. EST February 3 through 7:00 p.m. EST, February 15, 2006. North American callers can dial 800-633-8284 and other international callers can dial 402-977-9140 to hear the playback. The passcode is 21282027.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R), Trimline(R) and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $630 million in 2005. It has 1,400 employees and operations in Washington, Oregon, Colorado, Oklahoma, Texas, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com .

This press release includes forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and resolution of operational issues. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

(Unaudited)

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,984	$19,266
Short-term investments	—	85,319
Trade receivables	116,292	95,593
Inventories	96,085	49,104
Prepaid expenses and other current assets	8,369	9,427
Short-term notes receivable	2,496	2,503
Deferred tax assets	7,235	4,661

Total current assets	238,461	265,873
PROPERTY, PLANT AND EQUIPMENT, net	65,435	46,350
GOODWILL	64,404	29,755
OTHER ASSETS, net	44,371	17,663

TOTAL ASSETS	$412,671	$359,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$59,928	$57,861
Accrued liabilities	28,324	24,703
Short-term borrowings	40,147	—
Income taxes payable	4,242	10,803
Customer deposits	3,327	2,957
Current portion of long term debt	900	—

Total current liabilities	136,868	96,324
DEFERRED TAX LIABILITIES	16,990	11,081
OTHER NONCURRENT LIABILITIES	5,549	200
STOCKHOLDERS’ EQUITY:
Common stock	3,549	10,682
Unearned stock compensation	(1,947)	(1,204)
Retained earnings	248,921	238,474
Accumulated other comprehensive income	2,741	4,084

Total stockholders’ equity	253,264	252,036

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$412,671	$359,641

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
NET SALES	$181,317	$169,580	$630,594	$523,837
COST OF SALES	109,228	89,599	351,392	279,043

Gross profit	72,089	79,981	279,202	244,794
OPERATING EXPENSES:
Selling and marketing	49,640	46,185	179,065	156,577
General and administrative	14,009	9,938	48,576	31,033
Research and development	2,392	1,970	11,160	6,754
Royalties	1,416	1,275	5,368	5,968

Total operating expenses	67,457	59,368	244,169	200,332

OPERATING INCOME	4,632	20,613	35,033	44,462
OTHER INCOME (EXPENSE):
Interest income (expense)	(272)	444	1,188	1,257
Other income (expense)	(240)	(139)	302	(172)

Total other income (expense)	(512)	305	1,490	1,085

INCOME BEFORE INCOME TAXES	4,120	20,918	36,523	45,547
INCOME TAX EXPENSE	1,352	6,760	12,725	15,662

NET INCOME	$2,768	$14,158	$23,798	$29,885

BASIC EARNINGS PER SHARE	$0.08	$0.43	$0.71	$0.91
DILUTED EARNINGS PER SHARE	$0.08	$0.42	$0.70	$0.89
Weighted average shares outstanding:
Basic shares outstanding	33,115,086	32,989,860	33,303,383	32,756,766
Diluted shares outstanding	33,592,143	33,861,635	33,856,896	33,394,160

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,798	$29,985
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,825	11,972
Decrease in allowance for notes receivable	—	(594)
Amortization of unearned stock compensation	363	340
Amortization of discount on long-term debt	151	—
Loss (gain) on sale of property, plant and equipment	17	(1,214)
Tax benefit of exercise of nonqualified options	1,787	1,285
Deferred income taxes	6,309	860
Changes in assets and liabilities, net of acquisition	(58,101)	4,372

Net cash (used in) provided by operating activities	(9,851)	47,006

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(31,587)	(9,043)
Proceeds from sale of property, plant and equipment	2,972	641
Net (increase) decrease in other assets	(449)	(596)
Acquisitions, net of cash acquired	(73,689)	—
Purchases of short-term investments	(49,352)	(126,143)
Proceeds from maturities of short-term investments	134,671	92,106
Net decrease in notes receivable	8	453

Net cash used in investing activities	(17,426)	(42,582)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in short-term borrowings	40,147	—
Principal payments on long-term debt	(300)	—
Cash dividends paid on common stock	(13,351)	(13,091)
Stock repurchases	(15,636)	—
Proceeds from exercise of stock options	5,609	6,569

Net cash (used in) provided by financing activities	16,469	(6,522)

Effect of foreign currency exchange rate changes	(474)	12

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(11,282)	$(2,086)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	19,266	21,352

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,984	$19,266